Exhibit 99.1
                                     NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://ir.cedarfair.com	Media Contact: Gary Rhodes, 704.249.6119

CEDAR FAIR ANNOUNCES 2022 THIRD QUARTER RESULTS AND RECORD PERFORMANCE THROUGH THE FIRST 10 MONTHS OF THE YEAR
•Record-setting pace through October supports expectations that Cedar Fair will achieve new all-time highs for net revenues and Adjusted EBITDA in 2022
•Strong free cash flow generation fuels unit repurchase program, quarterly cash distribution and further debt reduction
•Board of Directors declares fourth quarter cash distribution of $0.30 per LP unit
SANDUSKY, Ohio (Nov. 2, 2022) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced results for its third quarter ended Sept. 25, 2022, and performance highlights through Oct. 30, 2022.
“We delivered another quarter of record financial results, despite continuing macroeconomic challenges, demonstrating the resilience of our business model and the significant progress we have made on our post-pandemic recovery initiatives,” said Cedar Fair President and CEO Richard A. Zimmerman. “We are poised to deliver the best year in Cedar Fair’s history, driven by solid demand trends and strong levels of guest spending. Our year-to-date performance highlights the value our guests place on visiting one of our parks and resort properties and validates the importance of our guest-centered investment strategy and commitment to delivering the most exciting and engaging experiences in the industry.”
2022 Third Quarter Highlights
•Net revenues totaled a record $843 million, an increase of 12%, or $90 million, from the third quarter of 2021. Compared to the third quarter of 2019, net revenues increased by $129 million, or 18%.
•Net income was $333 million, an increase of $185 million from the third quarter of 2021. Compared to the third quarter of 2019, net income increased by $143 million.
•Adjusted EBITDA(1) totaled a record $362 million, an increase of $29 million from the third quarter of 2021. Compared to the third quarter of 2019, Adjusted EBITDA increased by $7 million, or 2%.
•Attendance totaled 12.3 million guests, an increase of 14%, or 1.5 million guests, from the third quarter of 2021. Attendance declined by 885,000 guests, or 7%, as compared to the third quarter of 2019.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2022 THIRD QUARTER
Nov. 2, 2022

•In-park per capita spending was $62.62, a 3% decline from the third quarter of 2021. Compared to the third quarter of 2019, in-park per capita spending increased 25%, driven by double-digit percentage increases across all key revenue categories.
•Out-of-park revenues were a record $97 million, representing a 17%, or $14 million, increase from the third quarter of 2021. Compared to the third quarter of 2019, out-of-park revenues increased by $21 million, or 27%.
2022 First 10 Months Highlights
•For the 10-month period ended Oct. 30, 2022, preliminary net revenues totaled a record $1.68 billion, an increase of $473 million, or 39%, from the comparable 10-month period in 2021. Compared to the 10-month period ended Nov. 3, 2019, net revenues increased by $306 million, or 22%.
•Attendance for the first 10 months of 2022 totaled 24.9 million guests, an increase of 43%, or 7.5 million guests, from the comparable period in 2021. Attendance for the 10-month period trailed the comparable period in 2019 by 0.9 million guests, or 4%.
•In-park per capita spending(2) for the most recent 10 months was $61.72, down 2% from the comparable 10-month period in 2021. Compared to the first 10 months of 2019, in-park per capita spending increased 27%.
•Out-of-park revenues(2) for the first 10 months of 2022 were a record $195 million, a 28%, or $42 million, increase from the comparable period in 2021. Compared to same 10-month period in 2019, out-of-park revenues increased by $40 million, or 26%.
Balance Sheet and Capital Allocation Highlights
•During the third quarter of 2022, the Company fully repaid its term loan, reducing total outstanding debt at Sept. 25, 2022, to $2.3 billion.
•As of Sept. 25, 2022, the Company’s total net leverage(3) on a trailing 12-month basis was 3.7x Adjusted EBITDA.
•As previously announced on August 3, 2022, the Cedar Fair Board of Directors approved an updated capital allocation strategy, highlighted by the declaration of a cash distribution of $0.30 per limited partner (LP) unit in the third quarter. Cedar Fair will pay another $0.30 per LP unit cash distribution to unitholders in the fourth quarter of 2022.
•The Board also authorized a $250 million unit repurchase program. From August 15, 2022, through October 31, 2022, the Company repurchased approximately 2.8 million limited partnership units at a total cost of approximately $115 million.
“Our popular fall events once again produced some of our highest attendance and most profitable days of the year, resulting in record performance through the first 10 months of the year,” continued Zimmerman. “Our record performance year to date has generated significant free cash flow that has allowed us to successfully execute against our capital allocation priorities of reducing debt and returning capital to unitholders. This includes paying off the remaining balance of Cedar Fair’s term loan during the third quarter and reducing leverage back in line with pre-pandemic levels, despite being barely a year removed from the disruption of the pandemic. We also declared another quarterly cash distribution and repurchased close to 5% of Cedar Fair’s outstanding units through our repurchase program to date. The acceleration of capital returns to unitholders underscores the Board’s confidence in our business and optimism regarding the Company’s near- and long-term prospects.”
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2022 THIRD QUARTER
Nov. 2, 2022

Zimmerman concluded, “While we are pleased with our record performance to date, we have more to accomplish as we move on from the pandemic and capitalize on the significant growth opportunities we see ahead. We are confident that Cedar Fair has the right team and the mix of initiatives in place to return our parks to pre-pandemic attendance levels in the short term, while continuing to drive higher revenue levels. Long term, we remain committed to delivering value creation through a balanced approach of investing in our business, maintaining a strong balance sheet, and returning capital to unitholders through quarterly cash distributions and opportunistically repurchasing units on the open market.”
Results of 2022 Third Quarter Compared to 2021 Third Quarter
Operating days in the third quarter of 2022 totaled 1,088, compared to 988 in the third quarter of 2021.
For the third quarter ended Sept. 25, 2022, net revenues totaled $843 million versus $753 million for the third quarter of 2021. The increase in net revenues was largely attributable to a 100 operating day increase in the period, resulting in a 1.5 million visit gain in attendance and a 17%, or $14 million, increase in out-of-park revenues. The increase in out-of-park revenues reflects incremental third quarter revenues at Castaway Bay and Sawmill Creek Resort, two resort properties that were closed for renovations during the 2021 third quarter, as well as higher occupancy rates and average daily rates across much of our resort portfolio. In-park per capita spending in the 2022 third quarter totaled $62.62, down 3% compared with $64.26 in the 2021 third quarter. The decline in in-park per capita was due primarily to lower levels of guest spending on extra-charge products and lower levels of guest spending on admissions driven by a higher season pass mix.
Operating costs and expenses in the third quarter of 2022 totaled $485 million, compared with $424 million for the third quarter of 2021. The majority of the $61 million increase was the result of prior-period operating restrictions and the 100 operating-day increase in the current period. Additionally, the increase in operating costs and expenses reflects an increase in full-time wages primarily related to a planned increase in headcount at select parks, an increase in maintenance labor rates, and incremental land lease and property tax costs associated with the sale-leaseback of the land at California’s Great America. Depreciation and amortization expense totaled $68 million in the third quarter of 2022, down $10 million from a year ago due to a lower percentage of total planned operating days in the current quarter. The Company recognized a $155 million gain on the sale of the land at California’s Great America during the third quarter of 2022. Including the items noted above, the Company’s operating income for the third quarter of 2022 totaled $442 million, compared with operating income of $250 million in the third quarter of 2021.
Interest expense for the third quarter totaled $37 million, down $9 million from the third quarter of 2021. The decrease in interest expense was primarily due to the early redemption of the 2024 senior notes in December 2021. The net effect of the Company’s swaps resulted in a $4 million benefit to earnings during the third quarter of 2022, compared with a $3 million benefit to earnings in the same period a year ago. The difference reflects the
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2022 THIRD QUARTER
Nov. 2, 2022

change in fair market value movement in the Company’s swap portfolio. During the quarter, the Company terminated its interest rate swap agreements following the full repayment of its senior secured term loan facility, resulting in a $5 million cash receipt, net of fees. In addition, the Company recognized a $2 million loss on early debt extinguishment upon full repayment of its senior secured term loan facility during the third quarter of 2022. During the period, the Company also recognized a $14 million net charge to earnings for foreign currency gains and losses related to the remeasurement of U.S. dollar-denominated debt to its Canadian entity’s functional currency, compared with a $15 million net charge to earnings for the comparable period in 2021.
For the 2021 third quarter, a $61 million provision for taxes was recorded to account for publicly traded partnership taxes and federal, state, local and foreign income taxes, compared to a $44 million provision for taxes in the third quarter of 2021. The difference in provision for taxes in the current-year period was due to an increase in pretax income from the Company’s taxable subsidiaries versus the comparable prior-year period.
Accounting for the items above, net income for the third quarter totaled $333 million, or $5.86 per diluted L.P. unit. This compares with net income of $148 million, or $2.60 per diluted LP unit, for the 2021 third quarter.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, totaled $362 million in the third quarter, compared to Adjusted EBITDA of $333 million for the third quarter of 2021. The $29 million increase in Adjusted EBITDA was primarily due to prior-period operating restrictions, the 100 operating-day increase in the current period and the related improvement in attendance, offset in part by an increase in expenses incurred, particularly for labor and cost of goods sold.
Results of 2022 Third Quarter Compared to 2019 Third Quarter
Due to continued effects of the COVID-19 pandemic on 2021 third-quarter operations, particularly at Canada’s Wonderland, the Company’s park near Toronto, Cedar Fair also included a comparison of its current period results with the three months ended September 29, 2019. During the third quarter of 2022, the Company’s parks had 1,088 total operating days compared with 1,035 total operating days in the third quarter of 2019.
In the third quarter of 2022, the Company entertained 12.3 million guests and generated net revenues of $843 million, representing an 18%, or $129 million, increase compared to the third quarter of 2019. The increase in net revenues was the result of a 25%, or $12.68, increase in in-park per capita spending, and a 27%, or $21 million, increase in out-of-park revenues. These increases were partially offset by the impact of a 7%, or 0.9 million-visit, decline in attendance. The increase in in-park per capita spending was driven by higher levels of guest spending across all key revenue categories, particularly on admissions and food and beverage. The increase in food and beverage spend was due to both higher pricing and increased transaction volume. The increase in out-of-park revenues was primarily attributable to strong occupancy and average daily rates across much of the Company’s resort portfolio and an increase in online customer transaction fees charged to customers. The decline in
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2022 THIRD QUARTER
Nov. 2, 2022

attendance was driven by an expected slower recovery in group sales attendance, the planned reduction of low-value ticket programs, and a decrease in single-day attendance during the period.
Operating costs and expenses in the third quarter increased to $485 million, compared with $369 million for the third quarter of 2019. The $115 million increase reflects the impact of rising operating costs, particularly labor and cost of goods sold, an increase in full-time wages primarily related to a planned increase in head count at select parks, and incremental land lease and property tax costs associated with the sale-leaseback of the land at California’s Great America. These increases were offset in part by a decline in advertising costs driven by a more efficient marketing program. The Company recognized a $155 million gain on the sale of the land at California’s Great America during the third quarter of 2022.
For the third quarter, operating income totaled $442 million, up $167 million, or 61%, compared to the 2019 third quarter. Net income for the third quarter totaled $333 million, or $5.86 per diluted L.P. unit, which compares with net income of $190 million, or $3.34 per diluted LP unit, for the 2019 third quarter.
Adjusted EBITDA totaled $362 million in the current third quarter, compared with $355 million for the third quarter of 2019. The $7 million increase in Adjusted EBITDA reflects higher net revenues in the current period attributable to higher in-park per capita spending and increased out-of-park revenues, which were somewhat offset by increased costs in the current period, particularly labor costs.
2022 First 10 Months Compared To 2019 First 10 Months
Given the material impact the coronavirus pandemic had on park operations in 2020 and 2021, the Company has provided a comparison of its preliminary financial results for the 10 months ended Oct. 30, 2022, compared with the 10 months ended Nov. 3, 2019.
For the 10-month period ended Oct. 30, 2022, the Company entertained 24.9 million guests, representing a decrease of 4%, or 0.9 million visits, and generated preliminary net revenues of $1.68 billion, representing an increase of 22%, or $306 million, compared to the 10-month period ended Nov. 3, 2019. Over this same period, in-park per capita spending was $61.72, up 27% from 2019 levels, and out-of-park revenues totaled $195 million, up $40 million, or 26%, from the same period in 2019. Operating days for the 10-month periods in 2022 and 2019, totaled 2,103 days and 2,028 days, respectively. This included 13 fewer operating days at the Company’s legacy parks during the current 10-month period versus the comparable 10-month period in 2019, due to the planned removal of early-season 2022 operating days at several of the Company’s parks.
Balance Sheet and Liquidity Update
Deferred revenues as of Sept. 25, 2022, totaled $188 million, compared to $211 million of deferred revenues at Sept. 26, 2021. Included in the prior-period balance was approximately $30 million of deferred revenue carryover related to the extension of 2020 and 2021 season passes into 2022 at Knott’s Berry Farm and Canada’s
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2022 THIRD QUARTER
Nov. 2, 2022

Wonderland due to pandemic-related park closures in their respective markets. Excluding the carryover, deferred revenues at the end of the 2022 third quarter would have been up approximately $7 million, or 4%, from the balance at the end of the third quarter of 2021.
As of Sept. 25, 2022, the Company had cash on hand of $288 million and $280 million available under its revolving credit facility, for total liquidity of $568 million. This compares to $319 million of total liquidity at the end of the second quarter of 2022.
During the third quarter of 2022, the Company fully repaid its term loan, reducing total debt outstanding as of Sept. 25, 2022, to $2.3 billion. As of Sept. 25, 2022, the Company’s total net leverage measured on a trailing-12-month basis was 3.7x Adjusted EBITDA.
Unit Repurchases
The Company repurchased approximately 2.8 million limited partner units, or close to 5% of its outstanding units, at a total cost of approximately $115 million from August 15, 2022, through October 31, 2022, under its unit repurchase authorization.
Distribution Declared
The Company also announced today the declaration of a quarterly cash distribution of $0.30 per LP unit, to be paid on Dec. 15, 2022, to unitholders of record on Dec. 1, 2022.
Conference Call
As previously announced, the Company will host a conference call with analysts starting at 10 a.m. ET today, Nov. 2, 2022, to further discuss its recent financial performance. Participants on the call will include Cedar Fair President and CEO Richard Zimmerman, Executive Vice President, and CFO Brian Witherow and Corporate Director of Investor Relations Michael Russell.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under the tabs Investor Information / Events & Presentations / Upcoming Events. Those unable to listen to the live webcast can access a recorded version of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under Investor Information / Events and Presentations / Past Events, shortly after the live call’s conclusion.
A replay of the call is also available by phone starting at approximately 1 p.m. ET on Wednesday, Nov. 2, 2022, until 11:59 p.m. ET, Wednesday, Nov. 9, 2022. To access the phone replay, please dial (800) 770-2030 or (647) 362-9199, followed by the Conference ID: 3270518.
(1) Adjusted EBITDA is not a measurement computed in accordance with generally accepted accounting principles (GAAP). For additional information regarding Adjusted EBITDA, including how the Company defines and uses Adjusted EBITDA, see the attached reconciliation table and related footnotes.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2022 THIRD QUARTER
Nov. 2, 2022

(2) Net revenues consist of in-park revenues and out-of-park revenues less amounts remitted to outside parties under concessionaire arrangements. In-park per capita spending is calculated as in-park revenues divided by total attendance. Preliminary in-park revenues and concessionaire remittance totaled approximately $1.53 billion and $50 million, respectively, for the ten months ended October 30, 2022. In the comparable periods, in-park revenues totaled approximately $1.09 billion and $1.26 billion for the ten months ended October 31, 2021, and November 3, 2019, respectively, and concessionaire remittance totaled approximately $34 million and $40 million for the ten months ended October 31, 2021, and November 3, 2019, respectively.
(3) Total net leverage is a non-GAAP financial measure. See the attached reconciliation table and related footnote for the calculation of total net leverage. Total net leverage is a meaningful measure used by the Company and investors to monitor leverage.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive, and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to the Company's expectations, beliefs, goals, and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct or that the Company's growth strategies will achieve the target results. Important factors, including the impacts of the COVID-19 pandemic, general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in its reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and the Company's growth strategies, and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether a result of new information, future events, information, circumstances or otherwise that arise after the publication of this document.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2022 THIRD QUARTER
Nov. 2, 2022

This news release and prior releases are available under the News tab at http://ir.cedarfair.com
- more -
(financial tables follow)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2022 THIRD QUARTER
Nov. 2, 2022

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended		Nine months ended
	September 25, 2022	September 26, 2021	September 25, 2022	September 26, 2021
Net revenues:
Admissions	$425,616	$381,777	$728,546	$480,849
Food, merchandise and games	272,940	235,619	486,808	326,810
Accommodations, extra-charge products and other	144,507	136,008	236,035	179,624
	843,063	753,404	1,451,389	987,283
Costs and expenses:
Cost of food, merchandise, and games revenues	73,072	59,502	133,058	85,438
Operating expenses	323,441	273,426	675,712	495,525
Selling, general and administrative	88,160	90,863	194,547	168,279
Depreciation and amortization	67,805	77,461	126,441	112,906
Loss on impairment / retirement of fixed assets, net	3,632	2,397	6,379	5,873
Gain on sale of assets	(155,251)	—	(155,251)	(2)
	400,859	503,649	980,886	868,019
Operating income	442,204	249,755	470,503	119,264
Interest expense	37,049	46,270	115,386	136,371
Net effect of swaps	(3,700)	(3,186)	(25,641)	(10,582)
Loss on early debt extinguishment	1,810	—	1,810	4
Loss (gain) on foreign currency	14,376	15,163	24,236	(1,741)
Other income	(1,532)	(243)	(1,975)	(348)
Income (loss) before taxes	394,201	191,751	356,687	(4,440)
Provision for taxes	61,151	43,764	61,374	16,859
Net income (loss)	333,050	147,987	295,313	(21,299)
Net income (loss) allocated to general partner	3	2	3	—
Net income (loss) allocated to limited partners	$333,047	$147,985	$295,310	$(21,299)

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	September 25, 2022	September 26, 2021
Cash and cash equivalents	$288,380	$562,661
Total assets	$2,414,456	$2,814,487
Long-term debt, including current maturities:
Term debt	$—	$257,559
Notes	2,265,490	2,706,484
	$2,265,490	$2,964,043
Total partners' deficit	$(470,787)	$(682,645)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2022 THIRD QUARTER
Nov. 2, 2022

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended			Nine months ended			Twelve months ended
	September 25, 2022	September 26, 2021	September 29, 2019	September 25, 2022	September 26, 2021	September 29, 2019	September 25, 2022
Net income (loss)	$333,050	$147,987	$189,955	$295,313	$(21,299)	$169,580	$268,094
Interest expense	37,049	46,270	27,967	115,386	136,371	71,814	163,047
Interest income	(1,562)	(35)	(807)	(2,113)	(66)	(1,121)	(2,141)
Provision for taxes	61,151	43,764	48,815	61,374	16,859	43,506	64,550
Depreciation and amortization	67,805	77,461	68,335	126,441	112,906	137,828	162,338
EBITDA	497,493	315,447	334,265	596,401	244,771	421,607	655,888
Loss on early debt extinguishment	1,810	—	—	1,810	4	—	7,715
Net effect of swaps	(3,700)	(3,186)	3,910	(25,641)	(10,582)	21,068	(34,059)
Non-cash foreign currency loss (gain)	14,369	15,157	5,617	24,217	(1,665)	(12,528)	32,137
Non-cash equity compensation expense	3,204	2,903	2,930	15,087	11,910	8,760	18,608
Loss on impairment / retirement of fixed assets, net	3,632	2,397	1,675	6,379	5,873	3,781	10,992
Gain on sale of assets	(155,251)	—	—	(155,251)	(2)	(617)	(155,120)
Acquisition-related costs	—	—	6,292	—	—	7,238	—
Other (1)	428	650	499	1,120	1,157	782	1,136
Adjusted EBITDA (2)	$361,985	$333,368	$355,188	$464,122	$251,466	$450,091	$537,297

(1)    Consists of certain costs as defined in the Company's current and prior credit agreements. These items are excluded from the calculation of Adjusted EBITDA and have included certain legal expenses and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)    Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Company's current and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in the industry to evaluate operating performance on a consistent basis, as well as more easily compare the Company's results with those of other companies in the industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and uses it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

CEDAR FAIR, L.P.
CALCULATION OF NET DEBT AND TOTAL NET LEVERAGE
(In thousands, except for ratio)

September 25, 2022
Long-term debt, including current maturities	$2,265,490
Plus: Debt issuance costs and original issue discount	34,510
Less: Cash and cash equivalents	(288,380)
Net Debt (1)	$2,011,620
Total Net Leverage (Net Debt/Trailing-12-Month Adjusted EBITDA) (1)	3.7
(1)    Net Debt and Total Net Leverage are non-GAAP financial measures used by the Company and investors to monitor leverage. The measures may not be comparable to similarly titled measures of other companies.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2022 THIRD QUARTER
Nov. 2, 2022

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita and operating day amounts)

	Three months ended			Nine months ended
	September 25, 2022	September 26, 2021	September 29, 2019	September 25, 2022	September 26, 2021	September 29, 2019
Attendance	12,304	10,769	13,189	21,603	14,178	22,864
In-park per capita spending (1)	$62.62	$64.26	$49.94	$61.24	$62.26	$48.73
Out-of-park revenues (1)	$97,302	$83,074	$76,347	$173,416	$134,054	$140,452
Operating days	1,088	988	1,035	1,926	1,381	1,862
(1)    In-park per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, out-of-park food and retail locations, online transaction fees charged to customers, sponsorships and all other out-of-park operations. A reconciliation of out-of-park revenues to net revenues for the periods presented is as follows:

	Three months ended			Nine months ended
(In thousands)	September 25, 2022	September 26, 2021	September 29, 2019	September 25, 2022	September 26, 2021	September 29, 2019
In-park revenues	$770,428	$692,013	$658,645	$1,322,950	$882,679	$1,114,240
Out-of-park revenues	97,302	83,074	76,347	173,416	134,054	140,452
Concessionaire remittance	(24,667)	(21,683)	(20,480)	(44,977)	(29,450)	(37,013)
Net revenues	$843,063	$753,404	$714,512	$1,451,389	$987,283	$1,217,679

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233